Exhibit 10.12

Date: l0th April, 2019

To:

Ho Kin Yip, Eddy

HKSAR Passport

Nol .. KJ0519027

Dear Sir,

CO-DEVELOPMENT IN OUR PROJECT

As you aware, we are desirous of developing part of all that piece of land held under I-IS(D) 0970 23025, Mukim Bentong, Daerah Bentong, Negeri Pahang into apartments buildings with commercial shops’ units with all the necessary infrastructure, common facilities and amenities related thereto (“Development”). Within the Development, three (3) blocks of are to be constructed, which are Block A, Block B and Block C.

We are pleased to know that you are desirous of co-developing Development with us by investing RM3,420,000.00 (“Investment Cost”) which is equivalent 19% of the total investment of RMI 8,000,000.00. With that, you shall be entitled join our discussions and meetings for any matters related thereto the construction of Block C (not any Cher blocks) but you be entitled to do any act and on our behalf, to vote and decide the matters related thereto the construction of Block C. All decisions and matters related to the construction of Block C shall be decided by us at our absolute discretion.

The estimated total cost of construction including land, consultants, earthworks, car parks, odium, building construction & others for Block contains 181 units of apartments, not exceeding RM85,000,000.00.

Antharas Hills Sdn Bhd 11Mcsos-u1 140, Jalan Maarof, Bangsar. 59100 Kuala Lumpur, Malaysia. t +603 2092 2992 f +603 2092 2902

As a security to your investment, we hereby agree to pledge the following units which are fully Rfi rlnished which its discounted market value as at the date of this letter, is estimated at RM5,500,000.00, (“Property”), to you subject to the following terms and conditions:

Type	Size	Unit	Cost psf (RM)	Total (RM)	Target Launching Price psf	Total (RM)	Profit (RM)
B25-1	3,677sf	1	720.00	2,647,440.00	800.00	2,941,600.00	2,941,160.00
B9-1	1,081sf	1	706.00	763,186.00	750.00	810,750.00	47,564.00
B9-2	987sf	1	706.00	696,822.00	750.00	740,250.00	43,428.00
B9-3	987sf	1	706.00	696,822.00	750.00	740,250.00	43,428.00
B9-3A	987sf	1	706.00	696,822.00	750.00	740,250.00	43,428.00

				5,501,092.00		5,973, 100,00	472,008.00

Note: All units facing Genting view are subject to an additional premium of RM30,000 each.

(a)	in the event that we are able to sell at least 50% of the units in Block C, you shall have the option to continue to hold the Property as a security to your investment or to take the Property and deal with the Property at your own discretion provided that we are being notified the same in writing;

(b)	the security interests created thereto the Property shall automatically terminate and lapse in the event that you shall have received the return of your Investment Cost in full and thereafter we shall be entitled to deal with the Property for any reason whatsoever without further reference to you; and

(c)	you shall not be entitled to any profit sharing for the profit obtained from the sale of the units in Block C as mentioned hereinbelow in the event that you shall elect to take the Property in accordance with sub paragraph (a).

Antharas Hills Sdn Bhd 11Mcsos-u1 140, Jalan Maarof, Bangsar. 59100 Kuala Lumpur, Malaysia. t +603 2092 2992 f +603 2092 2902

As a return to your investment, you may be entitled to a proportion of the profit obtained from the sale of the units in Block C, which calculated in accordance with your contribution which is 19% towards to the actual total cost of construction of Block C. For the avoidance of doubt,

(i)	profit to be shared will be calculated based on all the sale proceeds received from the sale of the units of Block C less the actual total cost of construction;

(ii)	for the purpose of computation of the actual total cost of construction, all the costs and expenses incurred and arising from the construction, development and operation of Block C shall be taken into consideration;

(iii)	the profit to be shared is to be calculated and paid upon issuance of the Certificate of Completion and Compliance in respect of Block C by the relevant authority; and

(iv)	an initial sum of profit amounting to RM200,000.00, which is subject to adjustment based on the actual profit obtained, will be paid to you in the event that 75% of the units in Block C are sold. In such event, you shall also be entitled to receive the return of your Investment Cost.

A shareholders rrieeting will be scheduled every 3 months commencing from June 2019.

In addition to the above, you shall be entitled to a referral fee of 2% which calculated based on the purchase price for any units sold in Block A and Block B within the Development. For the avoidance of doubt, there will be no referral fee payable to you for any unit sold in Block C.

If you are agreeable to the above terms and conditions, kindly indicate acceptance by signing and returning the duplicate copy of this together with your cheque for the sum of RM3,420,000.00 to us.

Thank you.

Yours faithfully,

For and on behalf of Antharas Hills Sdn Bhd

/s/ Dato’ Tan Su Cheng	/s/ Kenneth Teh
Dato’ Tan Su Cheng	Kenneth Teh
Director	Director

Antharas Hills Sdn Bhd 11Mcsos-u1 140, Jalan Maarof, Bangsar. 59100 Kuala Lumpur, Malaysia. t +603 2092 2992 f +603 2092 2902